Filed Pursuant to Rule 424(b)(3)
File No. 333-136014
333-136014-10
333-136014-03
333-136014-09
333-136014-06
333-136014-11
333-136014-05
333-136014-04
333-136014-02
333-136014-01
333-136014-08
333-136014-07
PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated August 9, 2006, as supplemented
by Prospectus Supplement No. 1 dated August 25, 2006,
by Prospectus Supplement No. 2 dated September 22, 2006,
by Prospectus Supplement No. 3 dated October 11, 2006,
by Prospectus Supplement No. 4 dated November 2, 2006,
by Prospectus Supplement No. 5 dated December 1, 2006, and
by Prospectus Supplement No. 6 dated February 22, 2007)
THE GREENBRIER COMPANIES, INC.
$100,000,000
2.375% Convertible Senior Notes due 2026
     This prospectus supplement supplements the prospectus dated August 9, 2006, as supplemented by prospectus supplement no. 1 dated August 25, 2006, by prospectus supplement no. 2 dated September 22, 2006, by prospectus supplement no. 3 dated October 11, 2006, by prospectus supplement no. 4 dated November 2, 2006, by prospectus supplement no. 5 dated December 1, 2006 and by prospectus supplement no. 6 dated February 22, 2007 (together, the “prospectus”) of The Greenbrier Companies, Inc. relating to the resale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 2.375% Convertible Senior Notes due 2026 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not intended to be used without, and should not be delivered except in conjunction with, the prospectus.
SELLING SECURITYHOLDERS
     The following table supplements the table of selling securityholders and related footnotes appearing under the caption “Selling Securityholders” in the prospectus by adding or modifying information with respect to the selling securityholders named below. The information set forth below in the table and related footnotes is based upon information provided by or on behalf of the selling securityholders to us and is as of the respective dates specified by the selling securityholders. The selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes since the time they provided us information regarding their holdings. As of the date of the prospectus supplement, $100 million aggregate principal amount of the notes remained outstanding.

			Number of Shares
			of Common Stock
	Principal	Percentage	Issuable upon	Percentage of
	Amount of	of Notes	Conversion	Common Stock
Name of Selling Securityholder	Notes Owned	Outstanding	of Notes (1)	Outstanding (2)
Fidelity Financial Trust:
Fidelity Convertible Securities Fund (3)**	$5,500,000	5.5%	114,468.75	*
Fidelity Financial Trust:
Fidelity Strategic Dividend and Income Fund (3)**	$1,000,000	1.0%	20,812.50	*

*	Less than 1%
**	This selling securityholder is an affiliate of a broker-dealer. The selling securityholder has represented to us that it purchased the notes in the ordinary course of business, and at the time it purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.
(1)	Assumes a conversion rate of 20.8125 shares of common stock per $1,000 principal amount of the notes and a cash payment in lieu of any fractional interest. This initial conversion rate is subject to adjustment as described elsewhere in the prospectus, such that the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	We calculated the percentage of common stock outstanding for each securityholder pursuant to Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 16,174,363 shares of common stock outstanding as of May 17, 2007 and the number of shares of common stock issuable upon conversion of only that particular securityholder’s notes and not any other securityholder’s notes.
(3)	This selling securityholder is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co. has voting and dispositive power with respect to the listed securities. FMR Co. also acts as investment adviser to various other investment companies registered under the Investment Company Act of 1940 and in that capacity may from time to time be the beneficial owner with voting and dispositive power with respect to our convertible notes or our common stock.
     You should carefully consider the matters discussed under the caption “Risk Factors” beginning on page 11 of the prospectus dated August 9, 2006 prior to investing in the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 21, 2007